Exhibit 99.1

      Rogers Corporation Reports Record Second Quarter Sales and Earnings
                 ``Sales increased 90%, Earnings up over 100%''

     ROGERS, Conn.--(BUSINESS WIRE)--July 21, 2004--Rogers Corporation (NYSE:ROG) announced today that diluted earnings per share for the second quarter of 2004 were $0.68, up 113% compared to the $0.32 earned in the second quarter of 2003. Net income increased to $11.8 million, more than double last year's second quarter earnings of $5.2 million. As a percent of sales, net income was 12.6% this quarter, up from 10.6% last year.
     Net sales in the second quarter were $93.3 million, up 90% compared to the $49.2 million sold in the second quarter of 2003. The Durel acquisition which occurred in the fourth quarter of 2003, added $11.9 million to revenues this quarter. Continuing the trend of the first quarter, all three of Rogers' business segments experienced double-digit sales growth this quarter as compared to the second quarter of 2003.
     Sales of Printed Circuit Materials for the quarter again set a new all-time sales record totaling $47.4 million, up 115% over the second quarter of 2003. Flexible circuit material sales continue to be driven by the demand for high quality interconnects used increasingly in complex end-user products, such as high-end cell telephones. Additionally flexible circuit material sales improved as a result of greater availability of polyimide film late in the quarter, and supplemental capacity provided by toll manufacturing at the Company's Taiwan joint venture. 3G cellular infrastructure and satellite television were again the source of increased sales of high frequency circuit materials, which also grew significantly over last year's second quarter.
     High Performance Foams revenues were $21.9 million for the quarter, up 28% from the second quarter of last year. PORON(R) urethane foam product sales remained strong in the quarter, and were up significantly over last year's second quarter. This period also marked an all-time quarterly sales record for BISCO(R) silicone foam products, with industrial, transportation and computing applications all contributing to higher sales. Polyolefin foam revenues remained relatively flat as the Company concentrates on completing the transition to the new facility in Carol Stream, Illinois.
     Sales of Polymer Materials and Components totaled $24.0 million for the quarter. This quarter's revenue includes sales of Durel, formerly a 50-50 joint venture with 3M. Within this business segment, both elastomer components and busbars achieved double-digit year-over-year increases. Durel sales experienced a 15% year-over-year decline due to an anticipated trend away from monochrome cell phone displays. The Company expects a continued decline for Durel in the third quarter with improved sales in the fourth quarter driven by the ramp up of new flexible keypad lamp programs. The move of the elastomer components business to China is progressing as planned and should be completed by year-end.
     Rogers' three 50% owned joint ventures had total sales this quarter of $18.3 million compared to $13.0 million in the second quarter of 2003. Revenues of Rogers Inoac Corporation (RIC) grew more than 42%, while Rogers Chang Chun Technologies (RCCT), utilizing a greater supply of polyimide film, had sales increase over seven times that of last year's second quarter. Polyimide Laminate Systems (PLS), the Company's third joint venture, experienced a 40% sales decline over last year's second quarter, as the hard disk drive industry underwent significant inventory corrections.
     Gross margin for the quarter was 33.9%, up from 30% in last year's second quarter. The Company continues to see operational improvements as the result of implementing Six Sigma projects and improved capacity utilization. Margins continue to be negatively impacted by the polyolefin foam business transition to Illinois and the elastomer components products move to China. Rogers' effective tax rate remained at 25% this quarter.
     Cash and short-term investments ended the second quarter at $33.7 million and the Company remains debt free. Capital expenditures were $6.9 million for the quarter and $13.5 million year-to-date.
     Robert D. Wachob, President and CEO, commented, "We are pleased with the sustained year-over-year growth in our strategic businesses this quarter. Our top end markets, namely 3G cellular infrastructure, satellite television, and handsets, all remain healthy and we are experiencing increased market penetration. Our performance in the third quarter will be impacted by end of life programs for Durel, a traditional soft third quarter in high performance foams, the normal summer slowdown in Europe, the continuation of most of the business transition expenses, and the cresting of consulting and audit expenses directly related to compliance with the Sarbanes-Oxley Act. On the positive side, we have an increased polyimide film supply, a seasonal pick up in satellite television demand, steady 3G-infrastructure usage, and pre-production sales of flexible electroluminescent lamps into three new keypad handset applications. All of these factors lead us to project third quarter sales of $87 to $95 million, with earnings per diluted share of $0.59 to $0.67, which both represent 61% increases over last year, at the midpoints."

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.


         Additional Information and July 22nd Conference Call


For more information, please contact the Company directly, visit
Rogers' web site on the Internet, or send a message by email.

Website Address:  http://www.rogerscorporation.com
Financial News Contact:  James M. Rutledge, Vice President Finance and
   Chief Financial Officer, Phone: 860-774-9605, FAX: 860-779-5585 Editorial Contact: Edward J. Joyce, Manager of Investor and Public
   Relations
Phone:  860-779-5705, FAX:  860-779-5509,
email: edward.joyce@rogerscorporation.com

A conference call to discuss second quarter results will be held on Thursday, July 22nd at 9:00AM (Eastern Time).

Rogers participants in the conference call will be:
Robert D. Wachob, President and CEO
James M. Rutledge, Vice President Finance and CFO
Robert M. Soffer, Vice President and Secretary
Paul B. Middleton, Corporate Controller

A Q&A session will immediately follow management's comments.

To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Thursday July 29th. The pass code for the audio replay is 8512903.

The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

                     (Financial Statements Follow)


Consolidated Statements of Income

                              Three Months Ended    Six Months Ended
(IN THOUSANDS, EXCEPT PER      July 4, June 29,     July 4,  June 29,
 SHARE AMOUNTS)                  2004     2003        2004      2003
---------------------------- --------- --------   --------- ---------
Net Sales                     $93,323  $49,159    $190,993  $101,037
Costs and Expenses:
 Cost of Sales                 61,657   34,433     125,941    69,823
 Selling and Administrative    13,402    9,115      28,896    18,816
 Research and Development       4,926    2,810       9,569     5,648
                             --------- --------   --------- ---------
Total Costs and Expenses(1)    79,985   46,358     164,406    94,287
                             --------- --------   --------- ---------
Operating Income               13,338    2,801      26,587     6,750
 Other Income less Other
  Charges                       2,375    4,092       5,356     7,720
 Interest Income/(Expense),
  Net                              22       56         100       131
                             --------- --------   --------- ---------
Income Before Taxes            15,735    6,949      32,043    14,601
 Income Taxes                   3,934    1,737       8,010     3,650
                             --------- --------   --------- ---------
Net Income                    $11,801   $5,212     $24,033   $10,951
                             --------- --------   --------- ---------
Net Income Per Share:
 Basic                          $0.72    $0.33       $1.48     $0.70
 Diluted                        $0.68    $0.32       $1.40     $0.68
Shares Used in Computing:
 Basic                         16,390   15,742      16,283    15,647
 Diluted                       17,247   16,305      17,110    16,162

    (1) Including Depreciation and Amortization of: 2004 - $4,215 & $9,004; 2003 - $3,635 & $7,027



Consolidated Balance Sheets

                                                     July 4,   Dec 28,
 (IN THOUSANDS)                                        2004      2003
--------------------------------------------- ------------- ---------
Assets
 Current Assets:
   Cash and Cash Equivalents                       $25,730   $31,476
   Short-term Investments                            8,000     3,005
   Accounts Receivable, Net                         60,403    52,981
      Accounts Receivable - Joint Ventures           3,312     3,178
      Note Receivable, Current                       2,100     2,100
   Inventories                                      36,971    27,501
   Other Current Assets                              6,498     6,856
                                              ------------- ---------
     Total Current Assets                          143,014   127,097
                                              ------------- ---------
 Notes Receivable, Long-term                         6,300     7,800
 Property, Plant and Equipment, Net                135,297   131,157
 Investment in Unconsolidated Joint Ventures        15,812    10,741
 Pension Asset                                       6,886     6,886
 Goodwill and Other Intangible Assets, Net          28,673    25,121
 Other Assets                                        5,874     5,638
                                              ------------- ---------
     Total Assets                                 $341,856  $314,440
                                              ------------- ---------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                                $19,134   $20,442
   Accrued Employee Benefits and Compensation       14,254    13,359
   Other Current Liabilities                        16,516    16,222
                                              ------------- ---------
     Total Current Liabilities                      49,904    50,023
                                              ------------- ---------
 Noncurrent Deferred Income Taxes                   10,593    14,058
 Noncurrent Pension Liability                       14,522    14,909
 Noncurrent Retiree Health Care & Life
  Insurance Benefits                                 6,198     6,198
 Other Long-term Liabilities                         2,383     2,383
 Shareholders' Equity                              258,256   226,869
                                              ------------- ---------
     Total Liabilities and Shareholders'
      Equity                                      $341,856  $314,440
                                              ------------- ---------

    These statements are subject to year-end audit.


    CONTACT: Rogers Corporation
             Financial News Contact:
             James M. Rutledge, 860-774-9605
             or
             Editorial Contact:
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com